Exhibit 24.5

STATE OF CALIFORNIA	§
COUNTY OF PLACER	§

POWER OF ATTORNEY

Know all men by these presents, that I, ROBERT CAMERON SMITH, a Director of AMERICA’S CAR-MART, INC., a Texas corporation, do constitute and appoint WILLIAM H. HENDERSON and JEFFREY A. WILLIAMS my true and lawful attorneys-in-fact, with full power of substitution, for me in any and all capacities, to sign, pursuant to the requirements of the Securities Exchange Act of 1934, the Annual Report on Form 10-K for AMERICA’S CAR-MART, INC. for the fiscal year ended April 30, 2012 and to file the same with the Securities and Exchange Commission and National Association of Securities Dealers, Inc., together with all exhibits thereto and other documents in connection therewith, and to sign on my behalf and in my stead, in any and all capacities, any amendments to said Annual Report, incorporating such changes as said attorneys-in-fact deem appropriate, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes may do or cause to be done by virtue hereof.

In witness whereof, I have hereunto set my hand and seal this 12th day of June, 2012.

/s/ Robert Cameron Smith
ROBERT CAMERON SMITH

ACKNOWLEDGMENT

On June 12, 2012, before me, Anish R. Patel, Notary Public, personally appeared Robert Cameron Smith, who proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

I certify under penalty of perjury under the laws of the State of California that the foregoing paragraph is true and correct.

/s/ Anish R. Patel
NOTARY PUBLIC